Exhibit 10.18

December 14, 2009

VIA EMAIL AND REGISTERED MAIL

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA 02142

Attention: CEO, Craig Wheeler

General Counsel: Bruce Leicher

Re:      Amendment No. 2 to Collaboration and License Agreement between Momenta Pharmaceuticals, Inc. and Sandoz AG, dated June 13, 2007 (the “Amendment”)

Dear Bruce,

Reference is made to that certain Collaboration and License Agreement dated June 13, 2007   between Momenta Pharmaceuticals, Inc. (“Momenta”) and Sandoz AG (“Sandoz”), as amended by Amendment No. 1 dated April 25, 2008 and the letter agreement dated December 22, 2008 (collectively, the “Agreement”). Terms in capitals employed herein have the meaning attributed to them in the Agreement if not stated otherwise.

We are glad to have reached agreement on the issue of terminating our collaboration regarding M178, the [**]-Referenced Product in the U.S. Territory.  This Amendment sets forth the Parties’ understanding regarding such termination in place of the provisions set forth in Sections 11.7.3 and 11.7.4 of the Agreement as well as the surviving rights of the Parties relating thereto. This Amendment shall be effective as of November 1, 2009 (the “Amendment Effective Date”)

1.              Future Construction of the Agreement.

a.              The Parties agree to terminate the Agreement solely with respect to the [**]-Referenced Product. For avoidance of doubt, no Products other than the [**]-Referenced Product shall be affected by this Amendment.

b.             The Parties agree that the following defined terms, and all references thereto in the Agreement, “Branded [**]”, “[**]-Equivalent Product”, “[**] Product-Specific Patent Rights”, “Non-Substitutable [**] Launch”, “Related Product”, “Sandoz MFN Project”, “Slightly Late [**] Substitutability Receipt”, and “[**]-Referenced Product” (collectively, the “[**] Product Rights”) and their definitions in Article 1 shall be deleted in their entirety from the Agreement except to the extent such terms are used in this Amendment or in any terms of the Agreement that expressly survive this termination of the Agreement solely with respect to the [**] Product Rights, as set forth in Section 2 below.  In addition, the Parties agree that all references to “[**]” and “[**]” shall be deleted in their entirety from the Agreement.  All other rights and obligations of the Parties under the Agreement will continue to exist and be interpreted excluding any reference to the [**] Product Rights.  The Parties, hereby agree that apart from the sections of the Agreement specifically deleted and amended hereunder, all terms and conditions of the Agreement shall remain in full force and effect.

2.              Termination and Survival Related Provisions.  The Parties specifically agree to the following termination and survival related provisions effective as of the Amendment Effective Date:

a.              Except for any express surviving rights and obligations under this Amendment, the Parties agree that the rights and obligations of the Parties under the Agreement relating to the [**] Product Rights (including, but not limited to, payment obligations under Article 4, exclusivity obligations under Article 2, license grants under Article 2 and termination rights under Sections 11.7.3 and 11.7.4 with respect to the [**] Product Rights) terminate and shall have no further force or effect.

b.             All licenses granted by Sandoz to Momenta and by Momenta to Sandoz under Article 2 with respect to the [**] Product Rights are terminated.  The Parties acknowledge and agree that the Momenta license under Section 11.7.3. (b) has not been exercised by Sandoz.

c.              Momenta shall cease to use and hereby assigns to Sandoz all of its right, title and interest in and to all clinical, technical, and other related reports, records, data, information and materials and all regulatory filings and Marketing Approvals relating to the [**]-Referenced Product in the Field in the U.S. Territory, subject to the surviving rights retained by Momenta under paragraph d. below, to the Characterization data developed by Momenta of Branded [**] in the course of the [**]-Referenced Product Collaborative Program (the “Momenta Developed Brand Characterization Data”), and Momenta shall deliver to Sandoz, upon request, at Momenta’s expense, one (1) copy of each physical embodiment of the aforementioned item not previously furnished in the course of the Collaborative Program.  For the avoidance of doubt, Momenta Developed Brand Characterization Data does not include Characterization data independently developed by Sandoz without the use of any Momenta Developed Brand Characterization Data.

d.             Sandoz hereby grants to Momenta a non-exclusive, irrevocable, royalty-free, perpetual, worldwide right and license, with the right to sublicense and to use and/or disclose the Momenta Developed Brand Characterization Data for all purposes other than to develop and commercialize directly or indirectly an [**]-Referenced Product, or a Related Product to the [**]-Referenced Product, in the Field in the U.S. Territory.  Momenta acknowledges that it retains no rights and receives no license under this paragraph to any Characterization data developed by Momenta in the course of the [**]-Referenced Product Collaborative Program that specifically Characterizes to the Sandoz [**]-Referenced Product (the “Sandoz Characterization Data).

e.              Momenta confirms that it has not applied for or used any common law trademarks or trade names pertaining to the [**]-Referenced Product.

f.                Except for the payment obligations set forth in this Amendment, Sandoz shall have no financial obligation to Momenta with respect to the [**]-Referenced Product, including without limitation, any Profit Interest or milestone payments.

g.             All Joint Collaboration IP shall be owned jointly on the basis of an undivided interest by Sandoz and Momenta.  Notwithstanding anything to the contrary herein, Sandoz and Momenta shall each have the right to use such Joint Collaboration IP, or sell, license or otherwise transfer such Joint Collaboration IP to its Affiliates or any Third Party, without the consent of the other Party and without any further consideration or accounting to the other Party.

h.             Survival. In lieu of Section 11.8 of the Agreement, the following provisions of the Agreement shall survive termination of the Collaborative Program with respect to the [**]-Referenced Product and the [**] Product Rights:  (i) Articles 1 (as amended by this Amendment), 10 and 14, Sections 2.1.2, 2.4, 2.5 (to the extent applicable to Sandoz Assigned Improvements and Momenta Assigned Improvements), 2.6, 4.4 (as applicable to payments under this Amendment), 4.4.6 (solely with respect to Section 3.b. below), 8.1.1, 8.1.2, 8.1.4, 8.2.4(except a request by either party shall determine whether to file and then Sandoz shall determine the initial Prosecuting Party in lieu of the JOC and the Prosecuting Party shall bear all prosecution costs), 8.4, 8.5 and 8.6 (except Sandoz shall make the decisions assigned to the JOC in these Sections, subject to Momenta’s rights in accordance with the general concepts of Section 8.4), 8.7 (with respect to Sandoz Patent Rights and Sandoz Collaboration Patent Rights in the Field in the relevant Territory), 9.3, 11.9, 13.2, 13.3; and (ii) the obligations to indemnify under Sections 12.1 and 12.2 (subject to Sections 12.3, 12.4 and, if applicable, 12.5) with respect to any Liabilities, whether asserted during or after the Term, that result from activities that occurred before or during the Term (including the determination of the strategy to achieve Legal Clearance); otherwise there shall be no continuing obligation of the Indemnifying Party to indemnify, defend or hold harmless the Indemnified Party after the Amendment Effective Date

i.                 Each Party shall promptly return to the other Party all materials and records in its possession or control containing Confidential Information of such other Party, except to the extent contemplated by this Amendment or necessary or reasonable to exercise rights under the licenses retained pursuant to this Amendment, as applicable.

3.              Financial Consideration.

a.              Sandoz agrees to reimburse Momenta for expenses incurred in 2009 relating to the development of M178 — [**], in the sum of US$[**].  Such sum shall be payable to Momenta no later than the earlier of (a) thirty (30) days after the date of signing this Amendment or (b) December 31, 2009.

b.             The Parties acknowledge that Sandoz shall have the right to continue or discontinue development on its own or in collaboration with others, of an [**]-Referenced Product.  Sandoz, subject to the terms herein, agrees to  make a one time lump sum payment to Momenta in the sum of [**] dollars (US $ [**]) within thirty (30) days of the Application Final Approval in the U.S. Territory of an [**]-Referenced Product (such Application in the name of Sandoz, its Affiliates, licensees, collaborators, successors or assigns of the [**]-Referenced Product) (the “Sandoz Application”) in the event that any Momenta IP, Momenta Assigned Improvements, and/or Momenta Developed Brand Characterization Data and/or Sandoz Characterization Data  (collectively, “Momenta Milestone Related Rights”) are used in the Sandoz Application. For greater clarity, no lump sum payment is due to Momenta if no Momenta Milestone Related Rights are used in the Sandoz Application.  Sandoz shall notify Momenta in writing upon the submission of a Sandoz Application that uses any Momenta Milestone Related Rights.

4.              Settlement and Release.  Except for the rights and obligations of the Parties under this Amendment, each of the Parties hereby fully and forever releases the other Party and its past, present and future corporate parents, and their affiliated companies, subsidiaries, divisions, predecessors, successors, assigns, officers, directors, shareholders, and employees, individually as well as jointly and severally, from any claim, demand, suit, duty, obligation, causes of action, damages, attorney’s fees, costs and liabilities of any nature whatsoever, or for any other payment for any reason, including but not limited to, direct or indirect damages or costs, consequential or incidental damages of any kind, whether presently known or unknown, suspected or unsuspected, to the extent arising out of, or related to, the Collaborative Program  with respect to the [**]-Referenced Product under the Agreement or the termination thereof in accordance with this Amendment.

5.              General.

Each Party represents and warrants that the person signing this Amendment on such Party’s behalf has the authority to act on its behalf and to bind such Party and that such Party duly authorized the signing person to sign this Amendment on its behalf.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made within that state by residents of that state, without regard to New York’s conflict of law principles.

To indicate your agreement to the foregoing, kindly return the enclosed copy duly executed to my attention.

Sincerely,

Sandoz AG

/s/ Christina Ackermann	/s/ Jeff George

Christina Ackermann	Jeff George

General Counsel	Member of the Board

ACKNOWLEDGED AND ACCEPTED

Momenta Pharmaceuticals, Inc.

By:	/s/ Craig A. Wheeler

Name:	Craig A. Wheeler

Title:	President and CEO

Date:	12/15/2009